EXHIBIT 2.2

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF NEW YORK
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In re:                                              Chapter 11
                                                    Case No.  03-80962-511

ALLIED DEVICES CORPORATION, d/b/a
ADCO DEVICES CO., STROBA MANU-
FACTURING CO., ABSOLUTE PRECISION
CO., ASTRO INSTRUMENT CO., KAY
PNEUMATICS, AND KING VALVE;


                                    Debtor.
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               ORDER CONFIRMING LIQUIDATING PLAN OF REORGANIZATION
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     Allied Devices Corporation, d/b/a Adco Devices Co., Stroba Manufacturing
Co., Absolute Precision Co., Astro Instrument Co., Kay Pneumatics, and King Valve, debtor and debtor in possession (the Debtor") having proposed and filed a liquidating plan of reorganization dated July 23, 2003 (the "Plan") in this case under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code");

     AND a hearing to consider approval of the joint disclosure statement having been held before this Court on July 23, 2003 on notice to all holders of Claims* and Interests in the Case, and the joint disclosure statement dated July 23, 2003 (the "Disclosure Statement") having been approved by order of this Court dated July 28, 2003 (the "Disclosure Statement Order");

     AND pursuant to the Disclosure Statement Order, copies of the Plan, the Disclosure Statement, a "Notice Fixing the Time for Acceptances or Rejections of the Plan, the Hearing on the Confirmation of the Plan and the Time for Filing Objections to Confirmation" and the ballot forms for acceptance or rejection of the Plan (collectively, the "Solicitation Materials") having been transmitted to all holders of Claims and Interests;



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*Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

     AND the solicitation of acceptances from holders of Claims and Interests in this Case having been made within the time and in the manner required by the Disclosure Statement Order, and the acceptances and rejections of the Plan having been received by counsel to the Debtor and having been filed with the Court under cover of a pleading entitled "Certification of Acceptances";

     AND no objections to confirmation of the Plan having been filed or asserted herein;

     AND a confirmation hearing having been held by this Court on September 10, 2003 upon proper and timely notice to all persons entitled thereto in accordance with the Disclosure Statement Order, ss.1128 of the Bankruptcy Code and Rule 2002(b) of the Federal Rules of Bankruptcy Procedure, and upon the affidavit of service by mail of the Solicitation Materials, and upon the record of such hearing and all the proceedings held before the Court in this Case, and after due deliberation, and sufficient cause appearing therefor;

     IT IS HEREBY FOUND, CONCLUDED and DETERMINED, after notice and a hearing, that

     1. The Plan complies with the applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure:

     a. Proper Classification (ss.1123(a)(1)). The classification of Claims and Interests under the Plan complies with ss.1122 of the Bankruptcy Code. The Claims or Interests placed in a particular class pursuant to the Plan are substantially similar to the other Claims or Interests, as the case may be, in such class.

     b. Specific Unimpaired Classes (ss.1123(a)(2)). Class 1 is not impaired under the Plan.

     c. Specific Treatment of Impaired Classes and of Classes Which May Be Impaired (ss.1123(a)(3)). The Plan specifies the treatment of Administration Claims and Claims in Class 2, which may be impaired and Claims in Classes 3, 4 and 5, which are impaired, the details of which are contained in Article IV of the Plan.

     d. No Discrimination (ss.1123(a)(4)). The Plan provides for the same treatment of each Claim or Interest in a particular Class.


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     e.   Implementation of the Plan (ss.1123(a)(5)). The Plan provides adequate means for the Plan's implementation. Debtor's counsel has represented to the Court that it has commenced 29 actions to recover preferences aggregating $94,413.69.

     f. Executory Contracts and Unexpired Leases (ss.1123(b)(2)). All executory contracts and unexpired leases of the Debtor shall be deemed rejected.

     g. The Debtor is in Compliance with the Bankruptcy Code (ss.1129(a)(2)). The Debtor, as proponent of the Plan, has complied with the applicable provisions of the Bankruptcy Code. The solicitation of acceptances and rejections from holders of Claims that were placed in impaired Classes 2, 3 and 4 under the Plan was in compliance with (i) the Disclosure Statement Order, (ii) the applicable provisions of the Bankruptcy Code and (iii) the applicable Federal Rules of Bankruptcy Procedure. Class 5 will not receive or retain any property under the Plan and is conclusively presumed to have rejected the Plan under ss.1126(g) of the Bankruptcy Code.

     h. Plan Proposed in Good Faith (ss.1129(a)(3)). The Plan has been proposed in good faith and not by any means forbidden by law.

     i. Payments of Costs and Expenses (ss.1129(a)(4)). Any payment made or to be made by the Debtor for services or for costs and expenses in or in connection with the Case, or in connection with the Plan and incident to the Case has been disclosed to the Court, and where appropriate pursuant to the Plan, has been approved by the Court or is subject to approval of this Court as reasonable.

     j. Insider Employees (ss.1129(a)(5)). No insiders of the Debtor will be employed or retained by the reorganized Debtor or New Allied.

     k. No Rate Change (ss.1129(a)(6)). No rate changes are provided for in the Plan that would require governmental regulatory commission approval.

     l. Best Interests of Creditors (ss.1129(a)(7)). With respect to each impaired class of Claims or Interests, each holder of a Claim or Interest in any such Class has (i) accepted the Plan, or (ii) will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

     m. Plan Acceptance (ss.1129(a)(8)). (i) Classes 2, 3 and 4 have accepted the Plan in accordance with the provisions of ss.1126(c) and (d) of the Bankruptcy Code, (ii) Class 1 is unimpaired, within the meaning of ss.1124 of the Bankruptcy Code, and is conclusively presumed to have accepted the Plan under ss.1126(f) of the Bankruptcy Code, and (iii) Class 5 will not receive or retain any property under the Plan and is conclusively presumed to have rejected the Plan under ss.1126(g) of the Bankruptcy Code.


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     n.   Plan Treatment of Administrative Claims and Priority Claims
          (ss.1129(a)(9)). Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Claims of a kind specified inss.507(a)(1) and (2) of the Bankruptcy Code and Claims of a kind specified inss.507(a)(3), (4),
          (5), (6), (7) or (8) of the Bankruptcy Code, which have not otherwise been paid previously, shall be satisfied and discharged by paying the holder thereof an amount equal to such Allowed Claim, without interest, from Available Cash, on a Pro Rata Basis, up to 100% of the Allowed Amount of such Claims, on the later of the Consummation Date or the date on which such Claim becomes Allowed until all such Claims are paid in full.

     o.   At Least One Impaired Class of Claims Accepted the Plan
          (ss.1129(a)(10)). Classes 2, 3 and 4, which Classes are impaired and do not include any insider of the Debtor, have accepted the Plan.

     p. Feasibility (ss.1129(a)(11)). The Debtor has demonstrated its ability to meet the financial obligations under the Plan and confirmation of the Plan is not likely to be followed by the need for liquidation of the Debtor under chapter 7 of the Bankruptcy Code.

     q. Fees (ss.1129(a)(12)). All fees payable under 28 U.S.C.ss.1930, as determined by the Court at the Confirmation Hearing, have been or will be paid in Cash through the entry of a final decree closing this case.

     r. Retiree Benefits (ss.1129(a)(13)). The Debtor does not have any obligations in respect of retiree benefits.

     s. Cramdown (ss.1129(b)). The Plan does not discriminate unfairly, and is fair and equitable with respect to each class of claims or interests that is impaired under and has not accepted the Plan. Because Class 5 is conclusively presumed to have rejected the Plan under ss.1126(g) of the Bankruptcy Code, the Debtor is seeking confirmation of the Plan under ss.1129(b) of the Bankruptcy Code.

     t. No Other Plan (ss.1129(c)). No other chapter 11 plan remains subject to consideration by this Court in the Case.

     u. Principal Purpose (ss.1129(d)). The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of the application of section 5 of the Securities Act of 1933.

     2. New Allied is a corporation in good standing and Champion is (i) providing fair and reasonable value in exchange for acquiring New Allied's corporate shell; and (ii) acquiring New Allied's corporate shell, and the stock issued pursuant to the Plan, in good faith.


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     3. The foregoing findings and conclusions satisfy the requirements of Rule
7052 of the Federal Rules of Bankruptcy Procedure. A finding of fact shall operate as a finding of fact, no matter how denominated, and a conclusion of law shall operate as a conclusion of law, no matter how denominated. All offers of proof and discussion for the record at the Confirmation Hearing constitute additional findings and conclusions with respect to this order.

     4. Finding that the Plan is confirmable for all of the foregoing reasons, IT IS HEREBY ORDERED THAT:

     1) The Plan, a copy of which is annexed hereto as Exhibit "A", the terms and provisions of which are incorporated herein by reference as if fully set forth herein, be, and it hereby is, confirmed in all respects regardless of whether specific reference is made herein to a particular article, paragraph or provision of the Plan.

     2) The provisions of the Plan and this Order shall be, and they hereby are, binding upon the Debtor, the Committee, Champion, any holder of a Claim or Interest, and their officers and assigns, whether or not the Claim or Interest is impaired under the Plan and whether or not the holder of such Claim or Interest has accepted the Plan. The provisions of this Order shall be, and they hereby are, non-severable and mutually dependent.

     3) Joseph S. Maniscalco, Esq. of LaMonica, Herbst, and Moniscalco, LLP is hereby appointed as the Liquidating Agent and the Liquidating Agent is hereby granted all the rights, powers and duties of a Trustee under Chapter 7 of the Bankruptcy Code. The Liquidating Agent hereby replaces the Debtor in all litigation, adversary proceedings and contested matters commenced prior to the Confirmation Date and shall, with the advice and the consent of the Committee, prosecute claims of the Debtor to final conclusion.

     4) The Liquidating Agent shall obtain a defalcation bond from a recognized surety company for funds held following the Confirmation Date.


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     5) Promptly following entry of this Confirmation Order and receipt of the balance of the purchase price therefor, subject to the Lender's lien:

     (a) The Debtor or New Allied, however the case may be, shall be deemed to have transferred its corporate shell to Champion, free and clear of any and all public and private liens, interests, judgments, obligations and encumbrances.

     (b) New Allied shall deliver all of its corporate books and records to Champion; provided, however, that the Debtor, the Committee and the Liquidating Agent shall be provided reasonable access to such books and records as may be reasonably necessary or appropriate, to implement or consummate the Plan and its provisions.

     (c) The present management and Board of Directors of the Debtor are hereby terminated without further action required by any parties and David Roff is hereby appointed as the Chairman of the Board of Directors of New Allied, and Champion shall appoint such other directors, as Champion, in its sole discretion deems appropriate.

     (d) All Class 4 Interests in the Debtor shall be immediately deemed to be reversed at a ratio of 30:1, based on the existence of 5,048,782 shares, without further action required by any party.

     (e) Champion is herewith authorized to amend the Articles of Incorporation and Bylaws of New Allied to (i) effect a quasi-reorganization for accounting purposes, (ii) provide the maximum indemnification or other protections to New Allied's officers and directors that is allowed under applicable law, (iii) conform to the provisions of the Plan and this Confirmation Order, (iv) set the authorized New Stock at fifty
          (50) million, post-reverse split, and (v) take all action necessary and appropriate to carry out the terms of the Plan.

     (f) Champion is authorized, without solicitation of or notice to shareholders, to issue (i) 2,000,000 shares of New Stock to the new management of New Allied and (ii) 4,000,000 free trading shares to new investors in New Allied, in the sole and unfettered discretion of Champion. The New Stock shall be issued on a post-reverse split basis.


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

     6) The Board of Directors of New Allied is herewith authorized, without seeking or obtaining shareholder approval, to take any and all actions necessary or appropriate to effectuate any amendments to New Allied's Certificate of Incorporation and/or Bylaws called for under the Plan and the Board of Directors and officers of New Allied are hereby authorized to execute, verify, acknowledge, file and publish any and all instruments or documents that may be required to accomplish the same.

     7) New Allied shall amend its charter in conformance with section 1123(a)(5)(I) of the Bankruptcy Code. The amended charter or bylaws shall, among other provisions: (i) authorize the issuance of the New Stock; and (ii) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The amended charter and bylaws shall become effective upon (i) entry of this Confirmation Order, and (ii) the occurrence of the Effective Date.

     8) The New Stock shall be issued without being registered under the Securities Act of 1933 (the "Act") or equivalent state securities or "blue sky" laws, in accordance with the exemption from registration provided by section 3(a)(7) of the Act (15 U.S.C. ss.77(c)(a)(7) and ss.1145(a)(1) of the Bankruptcy Code.

     9) Notwithstanding anything contained in the Plan to the contrary, the acquisition of stock by Champion and the actions to be taken by New Allied pursuant to the Plan as provided in this Confirmation Order, shall be at no cost to the Debtor or its estate.

     10) New Allied is deemed to be a corporation in good standing, effective as of the date of this Confirmation Order.

     11) The Secretary of State of the State of Nevada and all other appropriate governmental agencies are hereby directed to issue a Certificate of Good Standing for New Allied, effective as of the date of this Confirmation Order.

     12) To the extent applicable, Champion is hereby provided all of the protections of Section 363(m) of the Bankruptcy Code.


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     13) The Lenders are directed to deliver $125,000 of the Unsecured
Creditors' Carve-out to the Liquidating Agent within five (5) business days following entry of this order. In addition, within five (5) business days following the earliest to occur of (a) receipt of a final computation (the "GHA Compultation") by Getzler Heinrich & Associates, the Lenders' financial consultants, of the amounts the Lenders have received in net cash recoveries from the liquidation of the Debtor's assets, subject to their liens and those of the Debtor's affiliates in the jointly administered Chapter 11 cases, subject to their liens, less the costs in connection therewith, or (b) entry of an order of the Court determining the amount of the net cash recovery, the Lenders shall deliver to the Liquidating Agent an amount equal to twenty (20%) percent of the net cash recovery in excess of $4.8 million. The Lenders are directed to deliver the GHA Computation, which shall include a detailed breakdown and reconciliation of all receipts and disbursements relating to the liquidation of Debtor's assets, to the Liquidating Agent, Debtor's Counsel and Counsel to the Committee, within thirty (30) days following entry of this order. Debtor's Counsel shall deliver the Available Cash to the Liquidating Agent, if any, in its possession, less the Professional Fee Reserve within thirty (30) days following entry of this order. Debtor's Counsel shall retain the Professional Fee Reserve at interest until entry of Final Order(s) of the Court fixing Professional Fees and Debtor' Counsel shall disburse sums in accordance therewith. Debtor's Counsel shall retain excess funds remaining in the Professional Fee Reserve for ninety
(90) days following the Effective Date to pay post confirmation fees, costs and expenses of Professional Persons. Thereafter, any sums remaining in the Professional Fee Reserve shall be promptly delivered to the Liquidating Agent for distribution in accordance with this Confirmation Order and the Plan.

     14) The Liquidating Agent shall hold all funds delivered to him in his capacity as Liquidating Agent in interest bearing accounts and shall establish the Post Effective Date Reserve. Any Cash remaining in the Post Effective Date Reserve, immediately prior to the Final Distribution Date, shall be treated as Available Cash for distribution to Creditors as provided in Articles II and IV of the Plan.


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

     15) This Confirmation Order (and any subsequent Final Orders) shall be a final determination as to the rights of all Claimants and Interest holders to participate in the Distributions under the Plan, whether or not (a) a proof of claim or interest is filed or deemed filed under ss.501 of the Bankruptcy Code,
(b) such Claim is an Allowed Claim, or (c) the holder of such Claim or Interest has accepted the Plan. The Liquidating Agent shall make payments and Distributions to holders of Allowed Claims only in accordance with the Plan.

     16) The Liquidating Agent shall commence such Bankruptcy Actions as the Liquidating Agent in its sole discretion shall deem appropriate. The Liquidating Agent may litigate the merits of each such action until determined by Final Order.

     17) The Debtor, the Committee, the Liquidating Agent, New Allied and Champion and their agents and attorneys shall be, and they hereby are, authorized, empowered and directed to execute, deliver and carry out all of the provisions of the Plan, and to perform such other acts as are necessary for the consummation of the Plan.

     18) Subject to the limitations set forth in the Plan, all holders of Claims and Interests are precluded from asserting against the Debtor, its estate, New Allied, Champion, the Committee, the Liquidating Agent or their professionals and agents, any Claim based upon any act of, or omission by, the Debtor, New Allied, Champion, the Committee or the Liquidating Agent or any transaction or other activity of the Debtor, New Allied, Champion, the Committee or the Liquidating Agent of any kind or nature that occurred prior to the Effective Date except for acts of willful neglect and gross negligence.

     19) All executory contracts of the Debtor are hereby deemed rejected by the Debtor.

     20) In accordance withss.1146(c) of the Bankruptcy Code, the transfer or sale of the assets and property of the Debtor during the administration of this case shall not be taxed under any state or local law imposing a stamp tax or similar tax.


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     21) The Debtor is hereby authorized and directed to turn over the unpaid accounts receivable in its possession to a collection agency chosen by the Lenders. All collections received by such collection agency shall be paid to the Lenders in accordance with the Cash Collateral Orders of this Court, subject to the Unsecured Creditors' Carve-out, which shall be paid by the Lenders to the Liquidating Agent, promptly upon receipt of such collections. The Court shall retain jurisdiction in connection with the recovery and the collection of the accounts receivable. The Lenders shall provide monthly reports of any collected accounts receivable to the Liquidating Agent, Debtor's Counsel and Counsel to the Committee.

     22) The Debtor, New Allied, the Committee, the Liquidating Agent and Champion be and they hereby are authorized to execute any and all documents, do any and all things and pay any and all sums necessary or required to effectuate the transactions approved or contemplated by this order.

     23) This Court shall retain jurisdiction of this proceeding under the provisions of the Bankruptcy Code, including, without limitation, ss.1142(b) thereof, and the Federal Rules of Bankruptcy Procedure, to ensure that the intent and the purpose of the Plan is carried out and given effect. Without limitation by reason of specification, this Court shall retain jurisdiction for the purposes set forth in Article XII of the Plan, as well as any action commenced by the Liquidating Agent under Article V of the Plan.

     24) The Debtor's estate, through the Liquidating Agent, shall be responsible for the payment of United States Trustee quarterly fees arising under 28 U.S.C. ss.1930(a)(6) from and after the Confirmation Date through the entry of a final decree closing this case.

     25) The Liquidating Agent shall be responsible for the filing of all post-confirmation reports.

     26) Either the application for the Final Decree or an application to extend same, shall be filed by the Liquidating Agent within 180 days of entry of this Confirmation Order.

Dated:   Central Islip, New York
         September __, 2003
                                                  ------------------------------
                                                  UNITED STATES BANKRUPTCY JUDGE



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